EXHIBIT 10.31

Washington Group International, Inc.

Executive Life Insurance Agreement

Effective January 1, 2005

9.1	Status of Agreement	8
9.2	Unsecured General Creditor	8
9.3	Company’s Liability	8
9.4	Nonassignability	8
9.5	Not a Contract of Employment	9
9.6	Furnishing Information	9
9.7	Terms	9
9.8	Captions	9
9.9	Governing Law	9
9.10	Notice	9
9.11	Successors	10
9.12	Spouse’s Interest	10
9.13	Validity	10
9.14	Incompetent	10
9.15	Court Order	10

WASHINGTON GROUP INTERNATIONAL, INC.

EXECUTIVE LIFE INSURANCE AGREEMENT

Effective January 1, 2005

Purpose

The purpose of this Agreement is to provide an annual bonus to Stephen G. Hanks (the “Participant”), subject to the terms and conditions contained herein.

ARTICLE 1

Definitions

Whenever capitalized in this document, the following terms shall have the meanings set forth below unless otherwise expressly provided:

1.1                                 “Agreement” shall mean the Washington Group International, Inc. Executive Life Insurance Agreement evidenced by this instrument, as it may be amended from time to time.

1.2                                 “Base Annual Salary” shall mean an amount of cash compensation, measured and annualized as of March 31 of each Plan Year, relating to services performed during the related calendar year, excluding certain items, such as (but not limited to) bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to the Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income).  Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.3                                 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 4, that are entitled to receive a benefit under a Policy upon the death of the Participant.

1.4                                 “Board” shall mean the board of directors of the Company and to the extent of any delegation by the Board to a committee of directors, such committee.

1.5                                 “Bonus” shall mean all of the payments made by the Participant’s Employer in any one Plan Year, on behalf of the Participant to an Insurer in accordance with Section 3.1.

1.6                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.7                                 “Committee” shall mean the committee described in Article 6.

1.8                                 “Company” shall mean Washington Group International, Inc., a Delaware corporation, and any successor thereto, including any corporation that is a successor to all or substantially all of the Company’s assets or business.

1.9                                 “Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired).

1.10                           “Insurer” means the life insurance company(ies), selected at the sole discretion of the Committee, that issues the Policy.

1.11                           “Plan Year” shall mean a period beginning January 1 of each calendar year and continuing through December 31st of such calendar year during which this Agreement is in effect and has not been terminated.

1.12                           “Policy” shall mean the life insurance policy or policies owned by the Participant in accordance with Article 2 that is the subject to the terms and conditions of this Agreement.

1.13                           “Retirement” or “Retired” shall mean the Participant’s separation from service with all Employers for any reason on or after the attainment of (a) age 65, (b) age 55 with at least 10 Years of Service, or (c) 30 Years of Service.

1.14                           “Tax Bonus” shall mean all of the payments made by the Participant’s Employer to the Participant in any one Plan Year in accordance with Section 3.2.

1.15                           “Termination of Employment” shall mean separation from service with all Employers voluntarily or involuntarily for any reason other than Retirement.

1.16                           Year of Service” shall mean a year of service as defined pursuant to the Washington Group International, Inc. 401(k) Retirement Savings Plan (or any successor plan thereto) for vesting purposes.

ARTICLE 2

Selection, Enrollment, and Eligibility

2.1                                 Selection by Committee.  The Company has entered into this Agreement with the Participant, who the Committee has determined is a member of a select group of management or a highly compensated Employee.

2.2                                 Policy Terms.  The Participant may designate any person or entity, including the Participant, as the owner of the Policy.  If the Participant designates any person (other than the Participant) or any entity as owner of the Policy, (i) the Bonus payments, if any, made under this Agreement shall be made on behalf of the Participant in accordance with Section 3.1, (ii) any Tax Bonus payments shall be made directly to the Participant in accordance with Section 3.2, and (iii) no Employer shall owe any obligation to such person or entity.

2.3                                 Company Authority.  With respect to each Policy, the Company:

(a)                                  Shall have the authority, in its sole discretion to select the Policy and Insurer;

(b)                                 Shall have the authority to verify with the Insurer that the Policy remains in force.  The Participant shall cooperate with the Company with respect to any actions required by the Insurer to grant to the Company such power;

(c)                                  May, at any time prior to the Participant’s Termination of Employment, increase or decrease the amount of coverage provided under the Policy by action of the Committee, in its sole discretion. The Participant agrees to cooperate in applying for and obtaining any additional coverage under the Policy; and

(d)                                 Shall have the sole and absolute right to invest and reallocate the Policy’s cash surrender value as the Company determines in its sole discretion until such time as the Participant’s Employer ceases making Bonus payments to the Participant pursuant to Section 3.4.  Except as otherwise determined by the Company, the default investment option for the Policy’s cash surrender value shall be the declared fixed rate account for the Policy.  The Participant shall cooperate with the Company with respect to any actions required by the Insurer to grant to the Company such power.  The Company shall not have any liability associated with such investment authority and discretion, provided that the Company makes all payments required under this Agreement.

ARTICLE 3

Bonus Payments and Tax Bonus Payments

3.1                                 Bonus Payments.  As the Participant’s Bonus, the Participant’s Employer shall pay to the Insurer, on behalf of the Participant, any required premiums due on the Policy in each Plan Year.  The amount of such premium payments are intended, but shall not be required, to be sufficient to provide for a death benefit under the Policy equal to (a) the Participant’s Base Annual Salary, multiplied by 200%, at all times prior to the Participant’s Retirement; and (b) the Participant’s Base Annual Salary, multiplied by 100%, at all times on or after the Participant’s Retirement.  Upon Retirement, the Employer shall make a final Bonus payment that is estimated to provide for the targeted death benefit under the Policy described in the preceding sentence.

All premium payments shall be treated as compensation to the Participant, provided, however, that such payments shall not be taken into account for purposes of determining the Participant’s eligible compensation under any of the Company’s benefit plans, including, but not limited to, the Washington Group International Voluntary Deferred Compensation Plan, the Washington Group International Restoration Plan and the Washington Group International 401(k) Retirement Savings Plan.  All premium payments under this Agreement shall be paid at a time selected by the Committee in its sole discretion but in no event later than seventy-five (75) days after the end of the Plan Year to which the premiums relate.

3.2                                 Tax Bonus.  In addition to the Bonus payments made in accordance with Section 3.1 above, the Participant’s Employer shall pay a Tax Bonus directly to the Participant.  The amount of the Tax Bonus will be determined by the Committee in its sole discretion.  It is anticipated that the sum of the Tax Bonus and the Bonus payment shall provide the Participant with after-tax compensation that approximates the premiums due on the Policy in each Plan Year.

The Tax Bonus shall be paid at a time selected by the Committee in its sole discretion but in no event later than seventy-five (75) days after the end of the Plan Year to which the Bonus relates.

3.3                                 Tax Withholding.  The Participant’s Employer shall withhold from the Participant’s compensation all required federal, state and local income, employment and other taxes, in connection with the Company’s payment of the Bonus and the Tax Bonus, in amounts and in a manner to be determined in the sole discretion of the Employer.

3.4                                 Cessation of Bonus Payments and Tax Bonus Payments; Termination of Participation.

(a)                                  The Participant’s Employer shall cease making the Bonus payments described in Section 3.1 and the Tax Bonus payments described in Section 3.2 upon the first to occur of the following:

(i)                                     The Participant borrows against or withdraws all or a portion of the Policy’s cash value;

(ii)                                  The Participant experiences a Termination of Employment; however, if the Participant Retires then a final Bonus payment shall be paid as provided in Section 3.1;

(iii)                               The Policy is no longer in force; or

(iv)                              The Employer terminates the Agreement pursuant to Section 5.1.

(b)                                 If the Participant’s Employer ceases making payments pursuant to this Section 3.4, all Employers and the Committee shall be fully and completely discharged from all further obligations under this Agreement and this Agreement shall terminate.

3.5                                 Loss of Policy Benefits.  Notwithstanding any other provision of this Agreement to the contrary, no benefits shall be payable under this Agreement if the terms of any Policy are violated in any manner that results in denial of benefits otherwise payable under such Policy.

ARTICLE 4

Beneficiary Designation

4.1                                 Beneficiary.  The Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Policy to a beneficiary upon the death of the Participant.  The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates; provided, however, that the Participant may not designate the Company or an Employer as his or her Beneficiary.

ARTICLE 5

Termination and Amendment

5.1                                 Termination.  The Board reserves the right to terminate this Agreement at any time.  At least sixty (60) days prior to any such termination under this Section 5.1, the Company shall provide the Participant written notice of the Board’s intention to terminate the Agreement.

5.2                                 Amendment.  The Board may, in its sole discretion and at any time, amend or modify the Agreement in whole or in part.

ARTICLE 6

Administration

6.1                                 Committee Duties.  This Agreement shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint.  The Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.  The Committee shall not have the authority to terminate or amend the Agreement.  If the Participant is serving on the Committee, the Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by the Participant or the Company.

6.2                                 Agents.  In the administration of this Agreement, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

6.3                                 Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4                                 Indemnity of Committee.  The Company shall indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Committee, any of its members or any such Employee.

6.5                                 Company Information.  To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of the Participant, the date and circumstances of the retirement, death or other termination of employment of the Participant, and such other pertinent information as the Committee may reasonably require.

ARTICLE 7

Other Benefits and Agreements

7.1                                 Coordination with Other Benefits.  The benefits provided for the Participant under this Agreement are in addition to any other benefits available to such Participant under any other plan or program for employees of an Employer.  The Agreement shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 8

Claims Procedures

8.1                                 Presentation of Claim.  The Participant (“Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant under this Agreement.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after the Claimant received such notice.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

8.2                                 Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or,

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Agreement upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              an explanation of the claim review procedure set forth in Section 8.3 below; and,

(v)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.3                                 Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)                                  may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

8.4                                 Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions of this Agreement upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

8.5                                 Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 8 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Agreement.

ARTICLE 9

Miscellaneous

9.1                                 Status of Agreement.  This Agreement is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded and is maintained by an employer primarily for the purpose of providing welfare benefits for a select group of management or highly compensated employees within the meaning of DOL Regulation Section 2520.104-24.  This Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent.

9.2                                 Unsecured General Creditor.  The Participant and his or her Beneficiary, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Agreement, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of such Employer.  An Employer’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.3                                 Company’s Liability.  This Agreement shall exclusively determine the Company’s liability for the payment of benefits under this Agreement.  Nothing in this Agreement should be construed as tax advice on the part of the Company.  The Company is not responsible for the tax effects of the receipt of any Policy proceeds by the Participant, a Beneficiary, or any other party.

9.4                                 Nonassignability.  Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

9.5                                 Not a Contract of Employment.  The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Agreement shall be deemed to give the Participant the right to be retained in the service of any Employer, as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

9.6                                 Furnishing Information.  The Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of this Agreement and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

9.7                                 Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.8                                 Captions.  The captions of the articles, sections and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.9                                 Governing Law.  The provisions of this Agreement shall be construed and interpreted according to the internal laws of the State of Idaho without regard to its conflicts of laws principles.

9.10                           Notice.  Any notice or filing required or permitted to be given to the Committee under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Washington Group International, Inc.

Attn: Larry L. Myers

Senior Vice President – Human Resources

720 Park Blvd.

Boise, ID 83729

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

9.11                           Successors.  The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiary.

9.12                           Spouse’s Interest.  The interest in the benefits hereunder of a spouse of the Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

9.13                           Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.14                           Incompetent.  If the Committee determines in its discretion that a benefit under this Agreement is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Agreement for such payment amount.

9.15                           Court Order.  The Committee is authorized to make any payments directed by court order in any action in which the Committee has been named as a party.  In addition, if a court determines that a spouse or former spouse of the Participant has an interest in the Participant’s benefits under this Agreement in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under this Agreement to that spouse or former spouse.

IN WITNESS WHEREOF, the Participant has signed and the Company has accepted this, on its behalf and on behalf of the Participant’s Employer, as of December 8, 2005.

“Company”		“Participant”
Washington Group International, Inc.,
a Delaware corporation

By:	/s/ Larry L. Myers	/s/ Stephen G. Hanks
	Larry L. Myers	Stephen G. Hanks
Senior Vice President – Human Resources